EXHIBIT 10

AGREEMENT

          THIS AGREEMENT (this “Agreement”), dated as of December 18, 2006, is by and between Pfizer Inc., a Delaware corporation (the “Company”), and Henry A. McKinnell (the “Executive”).

          WHEREAS, Executive serves on the Board of Directors of the Company (“Board”) and served as Chief Executive Officer of the Company pursuant to an Employment Agreement by and between the Company and Executive dated as of January 1, 2001 (the “Employment Agreement”);

          WHEREAS, in connection with the succession plan of the Company, Executive has resigned from his position as Chief Executive Officer of the Company and from all other officer positions, if any, held by Executive in the Company and each of its subsidiaries and from his position on the Executive Committee of the Board all effective as of July 31, 2006 (the “Resignation Date”);

          WHEREAS, during his tenure as Chief Executive Officer, Executive made distinct and valuable contributions to the Company and the Company wishes to obtain his commitment to provide his knowledge and experience for its benefit beyond the Resignation Date;

          WHEREAS, Executive has agreed to continue to serve on the Board until February 28, 2007 and, by agreement with the Company, to remain as an employee of the Company through such date (the “Termination Date”); and

          WHEREAS, the Company and Executive desire to set forth the terms and conditions of his continued employment by the Company from the Resignation Date through the Termination Date and their respective rights and obligations in respect of Executive’s resignation, termination of his employment and retirement.

          NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

          1.      Resignations. On the Resignation Date, Executive resigned from his position as Chief Executive Officer of the Company and from all other officer positions, if any, held by Executive in the Company and each of its subsidiaries and from his position on the Executive Committee of the Board. On the Termination Date, Executive shall step down from his position on the Board and retire from his employment with the Company and any and all other positions with the Company, its subsidiaries and any other of its affiliated entities (including, the Pfizer Foundation) that may be held by Executive. On the date hereof, Executive has executed and delivered to the Company a letter of resignation in the form of Exhibit A hereto. On the Termination Date, Executive shall execute and deliver to the Company a letter of resignation in the form of Exhibit B hereto and a release in the form of Exhibit C hereto (the “Release”).

          2.      Terms of Continued Employment during Transition Period. During the period from the Resignation Date through the Termination Date (the “Transition Period”), Executive shall remain an employee of the Company under the terms of this Agreement and, in such capacity, shall perform duties during normal business hours relating reasonably to the transition of his positions, shall participate in external corporate activities for the benefit of the Company and shall provide advice on such other matters, commensurate with Executive’s position and seniority, as reasonably requested by the Chief Executive Officer and the members of the Board. During the Transition Period, the Company will (a) continue to pay Executive his regular base salary in accordance with the Company’s normal payroll practices and (b) Executive will continue to be eligible to participate in the Company’s employee benefit plans in which he participated immediately prior to the Resignation Date (except that Executive shall not receive a bonus in respect of the 2007 calendar year) and to receive the protective services which were provided immediately prior to the Resignation Date. During the Transition Period, Executive’s principal office shall be located at a Company facility in New York, New York and the Company shall provide reasonable secretarial and facilities support.

          3.      Continued Service on the Board. Executive shall continue to serve on the Board, without additional compensation or participation in any Board benefit or equity plan, until the Termination Date.

          4.      Compensation and Benefits payable after the Termination Date. In satisfaction of the Company’s obligations under the Employment Agreement (other than with respect to Section 10 thereof), Executive is entitled to the compensation and benefits set forth in this Section 4, which shall be paid as provided in this Section 4 and calculated as of the Resignation Date, except as otherwise indicated. For purposes of this Section 4, the “Termination Payment Date” shall be March 15, 2007.

                  a. Termination Payments. On the Termination Payment Date, the Company shall pay to Executive $11,941,000, as a lump sum representing the sum of two times the sum of his Base Salary on the Resignation Date and his 2005 bonus paid in 2006, as provided for in Section 3(d)(ii) of the Employment Agreement.

                  b. Incentive Bonus for 2006. In lieu of the bonus provided in Section 3(d)(i) of the Employment Agreement, on the Termination Payment Date, the Company will pay Executive a bonus in respect of the 2006 fiscal year equal to $2,158,300, as a lump sum representing the amount of Executive’s 2005 bonus prorated through the Resignation Date.

                  c. Accrued Vacation. On the Termination Payment Date, the Company shall pay to Executive $305,644 for accrued but unused vacation time through the Termination Date pursuant to the Company’s policies.

                  d. Employee Benefits.

                      i. Benefits Continuation Amount. The Company shall continue to provide the benefits provided for in the plans specified on Schedule 4(d)(i) hereto (the “Plans”), or pay to Executive the nominal value of the benefits specified on Schedule 4(d)(i) hereto, that Executive would receive if Executive’s employment continued for two (2) years after the Termination Date, assuming for this purpose that Executive’s compensation is the aggregate amount payable pursuant to Section 4(a) above, annualized.

                     ii. Retirement Plan and Related Benefits. Any benefits payable to Executive under the Company’s tax-qualified and non-qualified retirement plans shall be paid in accordance with the terms of such plans. The Executive’s account balance and all other benefits due under the retirement plans will be reviewed and verified by Executive and the Company as correct, as of the Termination Date, and are estimated as set forth on the schedule provided to Executive.

                     iii. Medical and Dental Coverage. Executive shall be eligible to continue medical and dental coverage after the Termination Date for Executive and his partner Joanna Slonecka by electing COBRA continuation coverage or enrolling in the Pfizer retiree plans. Executive will be responsible for paying the applicable contributions for the coverage elected and will be subject to the same terms and conditions of such plans as all other participants and retirees.

                  e. Stock Options; Performance-Contingent Share Awards and Other Equity-Based Awards.

                     i. All unvested options to acquire stock of the Company held by Executive shall vest on the Termination Date and all options to acquire stock of the Company held by Executive shall remain exercisable in whole or in part in at all times, and from time to time, following the Termination Date through the expiration date of such options in accordance with, but subject to, the terms and conditions specified in the original grant letter, Points of Interest and other applicable plan documents (including, without limitation, the restrictions on engaging in activities in competition with, or inimical, contrary or harmful to the interests of, the Company specified therein).

                     ii. An award shall be provided to Executive with respect to each outstanding unvested performance-contingent share award held by Executive in a timely manner following the completion of the applicable performance period in accordance with, but subject to, the terms and conditions specified in the original award letter, Points of Interest and other applicable plan documents (including, without limitation, the restrictions on engaging in activities in competition with, or inimical, contrary or harmful to the interests of, the Company specified therein). The amount of such award shall be calculated based on the Company’s actual performance relative to the pharmaceutical peer group during the performance period, assuming for this purpose that Executive remained employed by the Company through the date of payment, provided that the amount of the award for the performance periods that commenced on January 1, 2003 and January 1, 2005 and the amount of the award with respect to 198,000 target shares subject to the award for the performance period that commenced on January 1, 2004 shall be prorated for the number of days during the applicable performance period Executive was employed by the Company. The remaining shares of the January 1, 2004 award are not subject to proration.

                     iii. All other unvested equity based awards (including, without limitation, restricted stock and restricted stock units) held by Executive or for the benefit of Executive shall vest on the Termination Date and one hundred percent (100%) of such vested awards shall be settled by delivery of the shares of common stock or other property represented by such awards to Executive in accordance with, but subject to, the terms and conditions as specified in the original award letter, Points of Interest and other applicable plan documents (including, without limitation, the restrictions on engaging in activities in competition with, or inimical, contrary or harmful to the interests of, the Company specified therein).

          5.      Termination of All Existing Agreements. All rights and obligations of the Company and Executive under the Employment Agreement (other than Section 10 thereof), Executive’s Change in Control Severance Agreement with the Company, as amended, and any other employment, change in control or severance agreement, arrangement or understanding and any other agreement (including agreements, arrangements or understandings with respect to benefits and compensation) between the Company (or its subsidiaries) and Executive are hereby canceled and terminated as of the Resignation Date without liability of either party hereunder, except that this Agreement, any applicable Stock Option, Restricted Stock, Restricted Stock Unit and Performance Share Award documents or materials evidencing equity-based awards or grants outstanding as of the Resignation Date, Executive’s Indemnification Agreement with the Company (without prejudice to any other rights to which Executive is entitled under Section 10 of the Employment Agreement), and the Plans referenced herein and on Schedule 4(d)(i) (collectively, the “Surviving Agreements”) shall continue in full force and effect, except as otherwise specifically modified by this Agreement.

          6.      Restrictions and Obligations of Executive.

                  a. Consideration for Restrictions and Covenants. The parties hereto acknowledge and agree that the principal consideration for the agreement to make the payments provided in Section 2 hereof from the Company to Executive, in addition to Executive’s willingness to provide services and advice beyond the Resignation Date, is Executive’s compliance with the undertakings set forth in this Section 6, which the parties acknowledge extend beyond the scope of the related covenants in the Employment Agreement.

                  b. Confidentiality. Executive shall hold all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that Executive obtained during or after Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (“Confidential Information”) in strict confidence. Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after Executive’s employment by the Company or any of its affiliated companies, except with the prior written consent of the Company or as otherwise required by law, regulation or legal process. If Executive is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, Executive will use his reasonable best efforts to provide the Company, as promptly as the circumstances reasonably permit, with notice of such request or requirement and, unless a protective order or other appropriate relief is previously obtained, the Confidential Information, subject to such request, may be disclosed pursuant to and in accordance with the terms of such request or requirement, provided that Executive shall use his best efforts to limit any such disclosure to the precise terms of such request or requirement.

                  c. Non-Compete. Executive agrees, for the benefit of the Company, that he will not, from the date hereof through December 31, 2009 (the “Restricted Period”), engage, directly or indirectly, whether as principal, agent, distributor, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than (i) five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (ii) five percent (5%) of the ownership interest of any limited partnership or other entity) or otherwise, in any business which is competitive with the business now, or at any time during the Restricted Period, conducted by the Company or its subsidiaries. Without limiting the foregoing, during the Restricted Period, Executive shall not serve on the board of directors (or similar governing body), or accept a nomination therefor, of any pharmaceutical, bio-technology or technology company without the prior approval of the Governance Committee of the Board, which approval shall not be unreasonably withheld with respect to any company that is not a significant competitor of the Company or its subsidiaries. If, during the Restricted Period, Executive becomes a member or employee of, or advisor to any private equity fund, prior to such fund making an offer to acquire an interest in any pharmaceutical bio-technology or technology company (a “target”) where Executive has been involved in the evaluation or approval process on behalf of the fund, Executive shall cause the fund to inquire of the target whether or not it is in bona-fide negotiations with the Company for the Company to acquire a controlling interest therein and if so, shall cause the fund to suspend discussions with the target until confirmation in writing from either the Company or the target that the negotiations with the Company have concluded.

                  d. Litigation Assistance. Executive agrees to provide reasonable assistance to and cooperate with the Company and its counsel in regard to any litigation presently pending or subsequently initiated involving matters of which Executive has particular knowledge as a result of Executive’s employment with the Company. Such assistance and cooperation shall consist of Executive making himself available at reasonable times for consultation with officers of the Company and its counsel and for depositions or other similar activity should the occasion arise. Executive shall not receive any additional compensation for rendering such assistance. In the event that travel or other expenses are incurred by Executive in connection with such assistance or in the event his testimony is required, the reasonable travel costs and out-of-pocket expenses in connection therewith shall be reimbursed by the Company. With respect to pending or subsequent litigation in which Executive is a defendant as a result of his employment or other service on behalf of the Company, Executive hereby consents to his representation by Company counsel where Executive is indemnified under the Surviving Agreements.

                  e. Relief. The parties hereto hereby acknowledge that the provisions of Sections 6(b) and (c) are reasonable and necessary for the protection of the Company and its subsidiaries. In addition, Executive further acknowledges that the Company and its subsidiaries will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining Executive from any actual or threatened breach of such covenants.

          7.      Full Settlement; Payment in the Event of Death or Incapacity.

                  a. No Obligation to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and, except as specifically provided in this Agreement, such amounts shall not be reduced whether or not Executive obtains other employment.

                  b. Payment in the Event of Death or Incapacity. All amounts payable to Executive pursuant to this Agreement shall be payable without regard to the death or incapacity of Executive. Except as otherwise provided pursuant to terms of an employee benefit plan or a beneficiary designation thereunder pursuant to which any such amounts are payable, in the event of Executive’s death all such payments shall be paid to his estate and in the event of Executive’s incapacity all such payments shall be made to his legal representative.

                  c. Expenses of Contests. The Company agrees to pay all reasonable legal and professional fees and expenses that Executive may reasonably incur as a result of any contest by Executive, by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code or any successor Section of the Code.

          8.      Retained Property. No later than the Termination Date, Executive shall return all property of the Company in his possession or control, including, but not limited to, Company keys, credit cards, security key cards, telephone cards, cell phone, car service cards, computer software or hardware and peripherals, Company identification cards, Company records and copies of records, correspondence and copies of correspondence and other books or manuals issued by the Company, that have been marked “Confidential” or that otherwise contain confidential or proprietary information of the Company or its subsidiaries. Executive and the Company each represents to the other that Executive is not indebted in any manner to the Company.

          9.      No Inducements. Executive warrants that he is entering into this Agreement voluntarily, and that, except as set forth herein and in the Surviving Agreements, no promises or inducements for this Agreement have been made, and he is entering into this Agreement without reliance upon any other statement or representation by any of the Company and its affiliates, and its and their present and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns or any other person, concerning any fact material hereto.

          10.      Entire Agreement. This Agreement, the Release and the Surviving Agreements constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any and all prior agreements or understandings between the parties arising out of or relating to Executive’s employment and the cessation thereof. This Agreement, the Release and the Surviving Agreements may only be changed by written agreement executed by the parties.

          11.      Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

          12.      Representations and Warranties. Each party represents and warrants to the other party that (i) the execution and delivery of this Agreement has been duly authorized and all actions necessary for the due execution of this Agreement have been taken, (ii) this Agreement constitutes the legal, valid and binding obligation of the party, and (iii) this Agreement has been executed and delivered as its own free act and deed and not as the result of duress by the other party hereto. Executive specifically acknowledges that he has been advised to consult legal counsel prior to executing this Agreement, and has been afforded the opportunity of at least twenty-one (21) days to consider this Agreement.

          13.      Non-Disparagement. Executive covenants and agrees not to engage in any act or say anything that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees. The Company agrees that it will engage in no act or say anything publicly which is intended, or may reasonably be expected, to harm the reputation, business or prospects of Executive.

          14.      Public Announcement. Except as required by law, Executive agrees not to make any public disclosure or communication with respect to the circumstances surrounding the termination of his employment with the Company, this Agreement, the events leading up to this Agreement, and the transactions contemplated by this Agreement.

          15.      No Admissions. Nothing contained in this Agreement shall be considered an admission by either party of any wrongdoing or liability under any Federal, state or local statute, public policy, tort law, contract law, common law or otherwise.

          16.      Limitation on Future Activities. From and after the Termination Date, Executive covenants and agrees that he will not to engage in any activities on behalf of the Company or any if its affiliates, or represent to any person that he has authority to do so, without the prior written approval of the Chief Executive Officer of the Company, which approval may be withheld for any or no reason.

          17.      Expenses. The Company shall pay Executive’s reasonable costs incident to the negotiation, preparation and execution of this Agreement.

          18.      No Third Party Claims. Executive represents and warrants that no other person or entity has, or to the best knowledge of Executive, claims, any interest in any potential claims, demands, causes of action, obligations, damages or suits pursuant to this Agreement; that he is the owner of all other claims, demands, causes of action, obligations, damages or suits pursuant to this Agreement; that he has full and complete authority to execute this Agreement; and that he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation or liability subject to this Agreement.

          19.      No Third Party Beneficiaries. Except as expressly stated herein, the parties do not intend to make any person or entity who is not a party to this Agreement a beneficiary hereof, and this Agreement should not be construed as being made for the benefit of any person or entity not expressly provided for herein.

          20.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

          21.      Severability of Provisions. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement. Executive acknowledges that the restrictive covenants contained in Section 6(c) are a condition of this Agreement. If any court or arbitrator determines that any of the covenants in Section 6(c), or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given fill effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants, or part thereof, valid and enforceable.

          22.      Acceptance and Revocation. Executive shall have a period of twenty-one (21) days from the date of receipt of this Agreement to review and accept the Release. Executive shall have seven (7) days following his execution of the Release during which time he may revoke the Release by providing the Company with written notice of the revocation. The Release shall become effective and enforceable after the expiration of seven (7) days following Executive’s execution of the Release, and is not enforceable until after the seven-day revocation period expires.

          23.      Tax Withholding. All payments and benefits provided to Executive under this Agreement will be less applicable withholdings for federal, state and local taxes.

          24.      Arbitration. Except as otherwise provided for herein, any controversy arising under, out of, in connection with, or relating to, this Agreement, and any amendment hereof, or the breach hereof or thereof, shall be determined and settled by arbitration in New York, New York, by a single person mutually agreed upon, or in the event of a disagreement as to the selection of arbitrator, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Any award rendered therein shall specify the findings of fact of the arbitrator or arbitrators and the reasons of such award, with references to and reliance on relevant law. Any such award shall be final and binding on each and all of the parties thereto and their personal representatives, and judgment may be entered thereon in any court having jurisdiction thereof.

          25.      Section 409A. It is the intent of the parties that all payments and benefits to Executive pursuant to this Agreement shall be made in full compliance with Section 409A of the Code, if and to the extent applicable to such payments and benefits, and this Agreement shall be interpreted in accordance therewith, and modified accordingly if necessary. Notwithstanding anything else herein to the contrary, if any payment or benefit required hereunder cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed and, with respect to payments pursuant to Section 4(a), (b) or (c), shall be provided with the interest (“Interest”) that would have accrued thereon from the Termination Payment Date until the date such payment is made, using the rate applicable to accruals under the Company’s deferred compensation plan; provided that under no circumstances shall Executive be entitled to receive Interest under this provision with respect to any amount that would constitute payment under a nonqualified deferred compensation plan that is separate from this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PFIZER INC.
By: /s/ Dana G. Mead

EXECUTIVE
/s/ Henry A. McKinnell
Henry A. McKinnell

Original Document issued to Henry A. McKinnell on December 18, 2006

Schedule 4(d)(i)

		Nominal Value of Benefits
Savings (401(k)) & supplemental plan (match)		$537,345
Medical		1,296
Dental		1,416
Life insurance		1,716
Long-Term Disability		4,800
Financial counseling		30,000
	Total	$576,573*

* Amount to be paid in a single lump sum on Termination Payment Date.

EXHIBIT A

December 18, 2006

Board of Directors
Pfizer Inc.

Ladies and Gentlemen:

This is to confirm that I, Henry A. McKinnell, resigned from my position as Chief Executive Officer of Pfizer Inc. (the “Company”) and from all other officer positions held by me in the Company and each of its subsidiaries and from my position on the Executive Committee of the Board of Directors of the Company all effective as of July 31, 2006.

Very truly yours,

_______________________

EXHIBIT B

February 28, 2007

Board of Directors
Pfizer Inc.

Ladies and Gentlemen:

I, Henry A. McKinnell, hereby step down from my position on the Board of Directors of Pfizer Inc. (the “Company”) and retire from my employment with the Company and any and all other positions with the Company, its subsidiaries and any other of its affiliated entities (including, the Pfizer Foundation) held by me all effective February 28, 2007.

Very truly yours,

_______________________

EXHIBIT C

RELEASE

Except as specifically provided in the following paragraph, and in consideration of the provisions of the Agreement dated as of December 18, 2006 (the “Agreement”) which provides for payments and other benefits to Henry A. McKinnell (the “Releasor”), in addition to payments and benefits to which the Releasor would otherwise be entitled, the Releasor, on behalf of the Releasor and the Releasor’s heirs, executors and assigns, hereby releases and forever discharges Pfizer Inc. (the “Company”), its past and present stockholders, its past and present divisions, subsidiaries, affiliates and related entities, its successors and assigns and all past and present directors, officers, employees, agents, heirs, executors and administrators and their heirs and assigns, and any and all such employee retirement, health and welfare and other benefit plans, programs and arrangements of the Company, including current and former trustees and administrators of all such employee benefit plans, programs and arrangements (collectively, the “Releasees”), from all actions, causes of action in law or in equity, administrative proceedings, suits, claims, debts, liens, sums of money, charges, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, whether known or unknown, which against the Releasees the Releasor or the Releasor’s successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release, including without limitation, any claims the Releasor may have arising from or relating to the Releasor’s employment or termination from employment with the Company, including a release of any rights or claims the Releasor may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Releasor of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Releasor’s employment with or resignation or termination from the Company. This Release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”). The ADEA requires that the Releasor be advised to consult with an attorney before the Releasor waives any claim under ADEA. In addition, the ADEA provides the Releasor with at least 21 days to decide whether to waive claims under ADEA and seven days after the Releasor signs the waiver to revoke that waiver.

This Release does not encompass any rights or claims that may arise after the date of the Releasor’s signing of this Release, and shall in no way be construed to affect either party’s right to enforce any and all terms of the Agreement.

Releasor represents and warrants that he has not assigned or otherwise transferred any actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, embarrassment, injury to business, injury to reputation, judgments, executions, claims, or demands whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, fixed or contingent, accrued or unaccrued, asserted or unasserted, which against the Releasees, the Releasor and his administrators, agents, successors and assigns ever had, now have or hereafter can, shall or may have from the beginning of the world to the date of this Release. Releasor and his administrators, agents, successors and assigns shall indemnify Releasees, and hold them harmless from, all damages, losses, costs and expenses which Releasees may suffer or incur as a result of the assertion against them of any of the foregoing matters which were assigned or otherwise transferred by Releasor in a transaction which constitutes a breach of the representation and warranty contained in the immediately preceding sentence.

This Release may not be changed orally.

This Release shall be governed by the substantive law of the State of New York without regard to its principles of conflicts of laws.

This Release shall in no way be construed to affect Releasor’s rights as a stockholder of the Company.

IN WITNESS WHEREOF, the Releasor has caused this Release to be executed as of February 28, 2007.

____________________________________
Henry A. McKinnell

State of ______________, County of ______________ ss:

On this __ day of __________, 200_, before me personally came Henry A. McKinnell, to me known and known to me to be the individual described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.

Notary Public